UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, DC 20549

                           FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
        UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                    Commission File Number:          333-2440

                    USA Group Secondary Market Services, Inc.
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           (Exact name of registrant as specified in its charter)

       8350 Craig Street, Indianapolis, Indiana 46250, (317) 578-6703
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  (Address,  including zip code, and telephone  number,  including area code, of registrant's principal executive offices)

 SMS Student Loan Trust 1996-A; Asset Backed, Senior Notes Class A-1 Notes;
                   Class A-2 Notes; Subordinate Notes
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       (Title of each class of securities covered by this Form)

                                    NONE
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    (Titles of all other classes of securities  for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)  X                         Rule 12h-3(b)(1)(i)        X
   Rule 12g-4(a)(1)(ii) |_|                       Rule 12h-3(b)(1)(ii)       |_|
   Rule 12g-4(a)(2)(i)  |_|                       Rule 12h-3(b)(2)(i)        |_|
   Rule 12g-4(a)(2)(ii) |_|                       Rule 12h-3(b)(2)(ii)       |_|
                                                  Rule 15d-6                 X


Pursuant to the requirements of the Securities Exchange Act of 1934, USA Group Secondary Market Services, Inc. (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: 01/28/97                   By:      The First National Bank of Chicago As
                                                        Eligible Lender Trustee

                                 By: /s/ Jeffrey L. Kinney
                                    Jeffrey L. Kinney, Assistant Vice President


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.